Exhibit 10.2

EXHIBIT A

SEVERANCE AGREEMENT

EXECUTION COPY

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (this “Agreement”), made and entered into as of April 27, 2010 (the “Effective Date”), by and between Griffon Corporation, a Delaware corporation, with its principal executive office located at 712 Fifth Avenue, 18th Floor, New York, New York, 10019 (hereinafter, together with its subsidiaries, collectively referred to as the “Corporation”) and Seth L. Kaplan (hereinafter referred to as the “Executive”).

WITNESSETH:

WHEREAS, the Corporation has determined that it is in the best interests of the Corporation to employ the Executive as Senior Vice-President, General Counsel and Secretary; and

WHEREAS, the Corporation wishes to ensure the attention of Executive to his assigned duties without distraction by providing severance entitlements upon certain terminations of employment, on the terms and conditions provided in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the parties hereto agree as follows:

1.                                       DEFINITIONS.

(a)                                  “Board” shall mean the Board of Directors of the Corporation.

(b)                                 “Cause” shall mean:

(i)                                     the Executive’s failure substantially to perform his material duties as defined under the Offer Letter (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 10 days following written notice by the Corporation of such failure,

(ii)                                  theft or embezzlement by the Executive of the Corporation’s property or dishonesty in the performance of the Executive’s duties,

(iii)                               the Executive’s conviction of, or plea of guilty or nolo contendere to (x) a felony under the laws of the United States or any state thereof or (y) a crime involving moral turpitude, and/or

(iv)                              the Executive’s willful malfeasance or willful misconduct in connection with the Executive’s duties or any act or omission which is materially injurious to the financial condition or business reputation of the Corporation or any of its subsidiaries or affiliates.  For purposes of this Section 1(b)(iv), no act or failure to act on the part of the Executive shall be considered “willful” unless it is committed, or omitted to be done, by him in bad faith or without reasonable belief that the action or omission was in the best interests of the Corporation; and/or

(v)                                 a material breach of the Agreement or Offer Letter by the Executive.

Notwithstanding the foregoing, no act or failure to act (to the extent curable) shall constitute Cause unless the Corporation gives the Executive written notice after becoming aware of the occurrence of the act or failure to act which the Corporation believes constitutes the basis for Cause, specifying the particular act or failure to act which the Corporation believes constitutes the basis for Cause.  If the Executive fails to cure such act or failure to act within thirty (30) days after receipt of such notice, the Executive’s employment shall be deemed terminated for Cause.

(c)                                  “Change in Control” shall mean the occurrence of any of the following events during the Term:

(i)                                     any person, or more than one person acting as a group within the meaning of Code Section 409A and the regulations issued thereunder, acquires ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Corporation; provided, however, that for purposes of this subsection (i), the following acquisitions shall not be deemed to result in a Change in Control: (A) any acquisition directly from the Corporation, (B) any acquisition by the Corporation or any affiliate, or (C) any acquisition by (x) any employee benefit plan (or related trust) intended to be qualified under Code Section 401(a) or (y) any trust established in connection with any broad-based employee benefit plan sponsored or maintained, in each case, by the Corporation or any corporation controlled by the Corporation;

(ii)                                  any person, or more than one person acting as a group within the meaning of Code Section 409A and the regulations issued thereunder, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition) ownership of stock of the Corporation possessing thirty percent (30%) or more of the total voting power of the Corporation’s stock; provided, however, that for purposes of this subsection (ii), the following acquisitions shall not be deemed to result in a Change in Control: (A) any acquisition directly from the Corporation, (B) any acquisition by the Corporation or any affiliate, or (C) any acquisition by (x) any employee benefit plan (or related trust) intended to be qualified under Code Section 401(a) or (y) any trust established in connection with any broad-based employee benefit plan sponsored or maintained, in each case, by the Corporation or any corporation controlled by the Corporation;

(iii)                               a majority of the members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election, but excluding any new director whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 as amended) other than the Board; or

(iv)                              a person, or more than one person acting as a group within the meaning of Code Section 409A and the regulations issued thereunder (other than a subsidiary or an affiliate of the Corporation), acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition) all or substantially all of the assets of the Corporation.

Notwithstanding the foregoing, a Change in Control shall not include any event, circumstance or transaction that results from an action of any person, entity or group which includes, is affiliated with or is wholly or partly controlled by one or more executive officers of the Corporation and in which the Executive participates directly or actively.

(d)                                 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(e)                                  “Committee” shall mean the Compensation Committee of the Board.

(f)                                    “Disability” shall mean the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Corporation.

(g)                                 “Fiscal Year” shall mean the twelve (12) month period beginning on October 1 and ending on the next subsequent September 30, or such other twelve (12) month period as may constitute the Corporation’s fiscal year at any time hereafter.

(h)                                 “Good Reason” shall mean the occurrence of any of the following events without the Executive’s consent:

(i)                                     the failure of the Corporation to pay the Executive’s base salary or annual bonus when due and if earned, other than an inadvertent administrative error or failure,

(ii)                                  a reduction by the Corporation in the Executive’s base salary or target bonus opportunity, other than a percentage reduction applied equally to all senior executives,

(iii)                               a material diminution in the Executive’s authority or responsibilities from those described herein, including the appointment of another person to the position of General Counsel,

(iv)                              failure of the Corporation to maintain its principal headquarters within thirty-five (35) miles of New York City,

(v)                                 a material breach of the Offer Letter or this Agreement by the Corporation; or

(vi)                              a failure of the Corporation to have any successor assume in writing the obligations under the Agreement, unless such obligations are otherwise assumed by the successor by operation of law.

Notwithstanding the foregoing, none of these events shall constitute Good Reason unless the Executive gives the Corporation written notice within ninety (90) days after the occurrence of the event which the Executive believes constitutes the basis for Good Reason, specifying the particular act or failure to act which the Executive believes constitutes the basis for Good Reason.  If the Corporation fails to cure such act or failure to act within thirty (30) days after receipt of such notice, the Executive may terminate his employment for Good Reason.

(i)                                     “Offer Letter” shall mean the employment offer letter from the Corporation to the Executive, dated April 27, 2010.

(j)                                     “Initial Restricted Stock Award” shall mean the initial award of 40,000 restricted shares of the Corporation’s common stock granted to the Executive upon his commencement of employment, subject to the terms of the Corporation’s 2006 Equity Incentive Plan and to Committee approval of such award.

(k)                                  “Salary” shall mean the annual base salary provided to Executive by the Corporation, as adjusted from time to time.

(l)                                     “Target Bonus” shall mean a target bonus opportunity equal to fifty percent (50%) of the Executive’s base salary payable based upon the achievement of target performance objectives, as set forth in the Offer Letter.

2.                                       TERM OF AGREEMENT.  Unless earlier terminated by reason of the Executive’s termination of employment with the Corporation, the term of the Agreement shall commence as of May 27, 2010 (the “Commencement Date”), and shall continue until the fourth anniversary of the Commencement Date (the “Initial Term”) and shall automatically renew for one year periods commencing on the fourth anniversary of the Commencement Date (each such one-year period, a “Renewal Term”), unless either party provides written notice of non-renewal at least ninety (90) days prior to the end of the Initial Term or any Renewal Term (the Initial Term and any Renewal Term shall hereinafter be referred to as the “Term”).

3.                                       EMPLOYMENT.  During the Term, the Executive agrees to remain in the employ of the Corporation and to continue to perform the Executive’s regular duties as an executive of the Corporation.

4.                                       SEVERANCE BENEFITS ON TERMINATION.

(a)                                  Termination Due to Disability. If, during the Term, the Executive’s employment is terminated by the Corporation due to Disability, he shall be entitled to receive:

(i)                                     accrued but unpaid Salary through the date of the Executive’s termination of employment, any accrued but unused vacation, any annual bonus earned for the Fiscal Year completed prior to the year of termination but not yet paid to him and reimbursement of expenses incurred by him through the date of termination but not yet paid to him, payable as soon as administratively feasible following the termination date, but in any event within fifteen (15) days thereafter; and, additionally, the Executive shall receive any other compensation or benefits, including, without limitation, benefits under any outstanding equity grants and awards granted to the Executive and employee benefits under plans in which the Executive participates, that have vested through the date of termination or to which the Executive may then be entitled in accordance with the applicable terms and conditions of each grant, award or plan (collectively, the “Accrued Benefits”);

(ii)                                  a pro-rata bonus for the year of termination equal to the Target Bonus multiplied by a fraction, the numerator of which is the number of completed days in the Fiscal Year of the Executive’s termination of employment during which the Executive was employed by the Corporation and the denominator of which is 365, as soon as administratively feasible following the termination date, but in any event within fifteen (15) days thereafter (the “Pro-Rata Target Bonus”);

(iii)                               severance equal to six months’ Salary payable in six (6) equal monthly installments and commencing on the first payroll period following such termination; and

(iv)                              if the Executive (or his beneficiaries) elects continued medical coverage under COBRA, the Corporation shall pay for coverage under COBRA for six (6) months following such termination.

(b)                                 Voluntary Termination, Termination by the Corporation for Cause, and Termination due to Death.  If, during the Term, the Executive terminates his employment voluntarily (other than for Good Reason), or the Corporation terminates the Executive’s employment for Cause, then the Executive shall be entitled to receive only the Accrued Benefits.  If, during the Term, the Executive’s employment is terminated due to his death, he shall be entitled to receive the Accrued Benefits and the Pro-Rata Target Bonus.

(c)                                  Termination by the Corporation Without Cause or by the Executive for Good Reason Other Than Within Two Years Following a Change in Control.  If, during the Term, the Corporation terminates the Executive’s employment without Cause or the Executive terminates his employment for Good Reason, in either such case, other than within two years after a Change in Control, he shall be entitled to receive, in addition to the Accrued Benefits, subject to the timely execution and non-revocation of a release substantially in the form attached hereto as Exhibit A within sixty (60) days following the termination date and to Executive’s continued compliance with the restrictive covenants contained in Section 6:

(i)                                     continued Salary (disregarding any reduction in Salary that would constitute Good Reason) for eighteen (18) months payable in eighteen (18) equal monthly installments commencing as soon as administratively feasible following the sixtieth (60th) day after such termination;

(ii)                                  a performance bonus payment (at no less than the Target Bonus for terminations occurring during the Fiscal Years ending in 2010, 2011 and 2012, as applicable) which would have otherwise been paid for the year of termination had the Executive’s employment not been terminated (not pro-rated for less than a twelve (12) month period), to be paid at such time as such bonus would otherwise have been paid; and

(iii)                               if the Executive or his beneficiaries elect continued medical coverage under COBRA, the Corporation will pay for coverage under COBRA for eighteen (18) months following such termination.

(d)                                 Termination by the Corporation Without Cause or by the Executive for Good Reason Within Two Years After a Change in Control.  If, during the Term, the Corporation terminates the Executive’s employment without Cause or the Executive terminates his employment for Good Reason, in either such case, within two years after a Change in Control, he shall be entitled to receive, in addition to the Accrued Benefits, subject to the timely execution and non-revocation of a release substantially in the form attached hereto as Exhibit A within sixty (60) days following the termination date and to the Executive’s continued compliance with the restrictive covenants contained in Section 6:

(i)                                     a lump sum payment on the sixtieth (60th) day after such termination, equal to two and one-half (2.5) times the sum of (A) the Salary (disregarding any reduction in Salary that would constitute Good Reason) plus (B) the average of the annual bonuses hereof paid to the Executive in the three-year period immediately prior to such termination; provided that, until the Executive has received an annual bonus, his Target Bonus shall be used for purposes of this subsection; and provided further that any annual bonus for less than a twelve (12) month period shall be annualized for purposes of this subsection;

(ii)                                  a pro-rata portion of the higher of (A) the actual bonus the Executive received for the most recently completed Fiscal Year; or (B) the Target Bonus, to be paid on the sixtieth (60th) day after such termination; and

(iii)                               continued medical coverage under the Corporation’s medical and health plans until December 31 of the second calendar year following the year of termination of the Executive’s employment.

(e)                                  Vesting of Initial Restricted Stock Award Upon Certain Terminations.

(i)                                     If, during the Term, the Corporation terminates the Executive’s employment without Cause or the Executive terminates his employment for Good Reason (in either case whether or not following a Change in Control), in either such case, the Initial Restricted Stock Award shall vest in full as of the date of termination.

(ii)                                  If, during the Term, the Corporation terminates the Executive’s employment due to his Disability, a portion of the Initial Restricted Stock Award shall vest in a percentage equal to the number of days worked by the Executive from the grant date of such award until the date of termination over 1,460.

(f)                                    Specified Employee.  Notwithstanding any other provision of this Agreement, if (i) the Executive is to receive payments or benefits under Section 4 by reason of his separation from service (as such term is defined in Code Section 409A) other than as a result of his death, (ii) the Executive is a “specified employee” within the meaning of Code Section 409A for the period in which the payment or benefits would otherwise commence, and/or (iii) such payment or benefit would otherwise subject the Executive to any tax, interest or penalty imposed under Code Section 409A (or any regulation promulgated thereunder) if the payment or benefit would commence within six months of a termination of the Executive’s employment, then such payment or benefit required under Section 4 shall not commence until the first day which is at least six months and one day after the termination of the Executive’s employment.  Each severance installment contemplated under this Section 4 shall be treated as a separate payment in a series of separate payments under Treasury Regulation Section 1.409A-2(b)(2)(iii).  Payments and benefits subject to this Section 4(f), together with simple interest calculated at LIBOR as of the date of such separation from service, shall be paid to the Executive in one lump sum payment or otherwise provided to the Executive as soon as administratively feasible after the first day which is at least six months after the termination of the Executive’s employment.  Thereafter, such payments and benefits shall continue, if applicable, for the relevant period set forth above.  For purposes of this Agreement, all references to “termination of employment” and other similar language shall mean a “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h).

(g)                                 Reimbursements or In-Kind Benefits.  To the extent any right to reimbursements or in-kind benefits hereunder constitutes “non-qualified deferred compensation” for purposes of Code Section 409A, (i) all such reimbursements shall be made as soon as practicable, but no later than the last day of the taxable year following the taxable year in which the related expenses were incurred, (ii) no such right shall be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(h)                                 Miscellaneous.  For the avoidance of doubt, the Executive shall only receive, if entitled, the payments and benefits provided under Section 4(c) or 4(d), whichever is applicable, but not under both such sections.

5.                                       NO DUTY TO MITIGATE.  The Executive shall not be required to mitigate or offset the amount of any payments or other benefits provided under this Agreement by seeking employment or otherwise, nor shall the amount of any payment provided under this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the date of termination from the Corporation.

6.                                       RESTRICTIVE COVENANTS.

(a)                                  Confidentiality.  The Executive agrees that at all times during his term of employment with the Corporation and at all times thereafter (except as otherwise required by applicable law, regulation or legal process) he shall hold in strictest confidence and not use for his own benefit or the benefit of any other person, and not disclose to any person without authorization from the Corporation, any Confidential Information.  “Confidential Information” means any and all confidential or proprietary business information of the Corporation or its affiliates, including, without limitation, information relating to the Corporation’s or its affiliates’ trade secrets, software and technology architecture, networks, business methodologies, facilities, financial and operational information, contracts, customer lists, marketing or sales prospect lists, “know how,” and all copies, reproductions, notes, analyses, compilations, studies, interpretations, summaries and other documents in connection with the foregoing.  Confidential Information does not include any information which (i) is or becomes publicly known or available other than as a result of wrongful disclosure by the Executive (ii) becomes available to the Executive on a non-confidential basis from a source which, to the Executive’s knowledge, is not prohibited from disclosing such Confidential Information to him, or (iii) is generally known in the industry in which the Corporation or its affiliates operate and pertains to activities or business not specific to the Corporation or its affiliates.  Additionally, the Executive will deliver promptly to the Corporation upon any termination of employment, all agreements, memoranda, notes, records, reports and other documents (and all copies thereof) relating to the Corporation’s business and all other property of the Corporation, which the Executive may then possess or have under his control other than publicly available documents.

(b)                                 Non-Solicitation of Employees.  During the Executive’s term of employment with the Corporation and for the eighteen (18) month period following any termination of employment (the “Non-Solicit Period”), the Executive will not, for any reason, solicit, assist or encourage the solicitation of, employ or engage the services of any person who was a full-time employee (“Employee”) of, or independent contractor (“Independent Contractor”) to, the Corporation at the date of such termination or within six (6) months prior thereto to work for the Executive or for any entity with which he is affiliated.  For this purpose, the term “solicit” will mean contacting, or providing information to others who may reasonably be expected to contact, any Employee or Independent Contractor regarding such Employee’s or Independent Contractor’s interest in seeking employment with an entity other than (i) the Corporation or (ii) an entity affiliated with the Corporation.

(c)                                  Non-Solicitation of Customers/Non-Interference with Vendors.  During the Executive’s term of employment with the Corporation and the Non-Solicit Period, the Executive

will not, for any reason, solicit or encourage any vendor, Customer or Prospective Customer to cease any relationship with the Corporation or any of its affiliates, or service in any way any Customer or Prospective Customer.  For this purpose, the term “solicit” will mean contacting, or providing information to others who may reasonably be expected to contact, any such vendor, Customer or Prospective Customer regarding such Customer or Prospective Customer’s interest in receiving the Executive’s services or the services of any entity with which the Executive is affiliated or the cessation of any such relationship.  The term “Customer” will mean all persons for whom the Corporation maintains an active account or file in the active records of the Corporation, or for whom the Corporation has otherwise performed or performs any services or provided products within the twelve (12) month period preceding the Executive’s termination of employment.  The term “Prospective Customer” means those persons and entities who have been approached by or on behalf of the Corporation to become a customer or who have been entered into the internal records of the Corporation as a prospective or potential customer.

(d)                                 Non-Compete.  The Executive expressly covenants and agrees that during his term of employment with the Corporation and the Non-Solicit Period, the Executive will not directly or indirectly, own, manage, operate, join, control, receive compensation or benefits from, or participate in the ownership, management, operation, or control of, or be employed or be otherwise connected in any manner with, any business which directly or indirectly competes in any material respect with any of the businesses of the Corporation or any of its affiliates, as conducted or planned by the Corporation or any affiliate during the Executive’s employment.

(e)                                  Non-Disparagement.  The Executive agrees that, during his period of employment and thereafter, he will not defame, disparage or publicly criticize the Corporation and/or its affiliates and/or management to any person or entity.  In addition, the Executive will not speak in a negative or disparaging manner about the Corporation and/or its affiliates and/or management or its business, to the media, whether electronic, print or otherwise, without the prior written approval of the Corporation.  Nothing herein, however, will prohibit the Executive from making truthful statements to the extent legally compelled or otherwise required by applicable laws or governmental regulations or judicial or regulatory proceedings.

(f)                                    Remedy for Breach.  The Executive acknowledges and agrees that the restrictions set forth in this Section 6, including the protection of the Corporation’s Confidential Information and the prohibitions against competition and solicitation, are critical and necessary to protect the Corporation’s legitimate business interests; are reasonably drawn to this end with respect to duration, scope, and otherwise; are not unduly burdensome; are not injurious to the public interest; and are supported by adequate consideration.  The Executive also acknowledges and agrees that, in the event that the Executive breaches any of these restrictions, the Corporation could suffer immediate, irreparable injury and will, therefore, be entitled to seek injunctive relief, in addition to any other damages to which it may be entitled.  In the event of any dispute, claim or cause of action arising out of this Agreement or the Offer Letter, the losing party shall reimburse the prevailing party for the costs and reasonable attorneys’ fees incurred by the prevailing party in connection with such dispute, claim or cause of action.

(g)                                 Severability; Modification.  The Executive acknowledges that the restrictive covenants contained in this Agreement are reasonable and valid in geographical and temporal scope and in all other respects.  If any arbitrator or court of competent jurisdiction determines that any such restrictive covenants, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion.  If any arbitrator or court determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such arbitrator or court shall reduce such scope to the extent necessary to make such covenants valid and enforceable.

7.                                       CERTAIN EXCISE TAXES.  In the event of a change of ownership or control of the Corporation during the Executive’s term of employment, anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, benefit or distribution by, to or for the benefit of the Executive, whether made under this Agreement, the Offer Letter or otherwise (a “Payment”) would be subject to the excise tax imposed by Code Section 4999 or any like or successor section thereto (the “Excise Tax”) and if the net-after tax amount (taking into account all applicable taxes payable by the Executive, including any Excise Tax) that the Executive would receive with respect to such Payments does not exceed the net-after tax amount the Executive would receive if the amount of such Payments was reduced to the maximum amount which could otherwise be payable to the Executive without the imposition of the Excise Tax, then, to the extent necessary to eliminate the imposition of the Excise Tax, such Payments shall be reduced in the following order, (i) first, any future cash Payments (if any) shall be reduced (if necessary, to zero); (ii) second, any current cash Payments shall be reduced (if necessary, to zero); (ii) third, all non-cash Payments (other than equity or equity derivative related payments) shall be reduced (if necessary, to zero); and (iv) fourth, all equity or equity derivative payments shall be reduced.

8.                                       INDEMNIFICATION.  During the Term, (i) the Corporation will provide the Executive with indemnification rights and protections to the same extent as is provided from time to time to the other senior executive officers of the Corporation, including, without limitation, the advancement of expenses, all on the same terms and conditions applicable to such senior executive officers, and (ii) the Executive will be covered at all times by such directors’ and officers’ liability insurance as the Corporation will from time to time obtain, if any, and such coverage will be substantially similar to that provided to the other senior executive officers of the Corporation.

9.                                       REPRESENTATIONS.  The Executive represents and warrants to the Corporation that his execution of this Agreement and the performance of his obligations hereunder and under the Offer Letter will not breach or be in conflict with any other agreement to which the Executive is a party or by which he is otherwise bound.  The Executive further represents and warrants that he is not currently subject to any covenants against competition or similar covenants or any court order that could preclude or otherwise affect the performance of his duties and obligations hereunder and under the Offer Letter.

10.                                 SUCCESSORS; ASSIGNABILITY; BINDING AGREEMENT.  The Corporation shall require any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business, equity and/or assets of the Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.  As referred to in this Agreement, “Corporation” shall mean the Corporation as herein defined and any successor to its business, equity and/or assets which becomes bound by the terms and conditions of this Agreement by operation of law.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (if applicable) and assigns. No rights or obligations of the parties under this Agreement may be assigned without the consent of both parties, except by will or the laws of descent and distribution.

11.                                 NOTICES.  Any notice given to either party hereto shall be in writing and shall be deemed to have been given when delivered either personally, by fax, by overnight delivery service (such as Federal Express) or sent by certified mail postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as the party may subsequently give notice of.

If to the Corporation or the Board:

Griffon Corporation

712 Fifth Avenue, 18th Floor

New York, New York, 10019

Attention: Chief Executive Officer

With a copy to:

Stephen W. Skonieczny, Esq.

Dechert LLP

1095 Avenue of the Americas

New York, NY 10036

FAX: (212) 698-3599

If to the Executive:

Mr. Seth L. Kaplan

c/o Griffon Corporation

712 Fifth Avenue, 18th Floor

New York, New York, 10019

12.                                 WITHHOLDING TAXES.  The Executive will be solely responsible for any applicable federal, state, local or other taxes, resulting from any taxable income paid to him hereunder or otherwise by the Corporation, including without limitation any taxes imposed under Code Section 409A or Code Section 4999.  Notwithstanding the foregoing, the Corporation will be entitled to withhold from any payments made to the Executive hereunder or otherwise, and to report to appropriate federal, state and local taxing authorities, all amounts required to be withheld or reported.

13.                                 MODIFICATIONS AND WAIVERS; ENTIRE AGREEMENT.  No agreements or representations, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement or the Offer Letter.  No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by the Executive and the Chief Executive Officer of the Corporation.  No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time.  This Agreement shall not supersede or in any way limit the rights, duties or obligations the Executive may have under any other written agreement with the Corporation including, without limitation, any employment agreement now in effect or subsequently entered into by and between the Executive and the Corporation.

14.                                 SURVIVAL.  The respective rights and obligations of the parties hereunder and under the Offer Letter shall survive the termination of this Agreement and the termination of the Executive’s employment with the Corporation for any reason, to the extent necessary to enforce the rights and obligations of the parties following any such termination as set forth in this Agreement..

15.                                 GOVERNING LAW.  This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York without reference to principles of conflict of laws thereof.

16.                                 DISPUTES.  If any contest or dispute arising with respect to the terms and conditions of the Executive’s employment with the Corporation, under this Agreement, the Offer Letter or otherwise, such contest or dispute shall be submitted to binding arbitration for resolution in New York, New York, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association then in effect; provided, however, that the Corporation may bring an action to specifically enforce any confidentiality, non-compete, non-interference, non-disparagement or non-solicitation covenant.  Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction.  The fees charged by the American Arbitration Association in connection with commencing such arbitration will be borne equally by the Executive and the Corporation.

17.                                 HEADINGS.  The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

18.                                 COUNTERPARTS.  This Agreement may be executed in one or more counterparts each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as the day and year first written above.

GRIFFON CORPORATION:

By:	/s/ Ronald J. Kramer
Ronald J. Kramer
Chief Executive Officer

EXECUTIVE:

Signature:	/s/ Seth L. Kaplan

Name: Seth L. Kaplan

EXHIBIT A

General Release

IN CONSIDERATION OF good and valuable consideration, the receipt of which is hereby acknowledged, and in consideration of the terms and conditions contained in the Severance Agreement, dated as of April 27, 2010, (the “Agreement”) by and between Seth L. Kaplan (the “Executive”) and Griffon Corporation (the “Company”), the Executive on behalf of himself and his heirs, executors, administrators, and assigns, releases and discharges the Company and its past present and future subsidiaries, divisions, affiliates and parents, and their respective current and former officers, directors, shareholders, employees, agents, and/or owners, and their respective successors and assigns, and any other person or entity claimed to be jointly or severally liable with the Company or any of the aforementioned persons or entities (the “Released Parties”) from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever (“Losses”) which the Executive and his heirs, executors, administrators, and assigns have, had, or may hereafter have, against the Released Parties or any of them arising at any time from the beginning of the world to the date hereof, including but not limited to, any and all Losses arising under any federal, state, or local statute, rule, or regulation, or principle of contract law or common law relating to the Executive’s employment by the Company and the cessation thereof, including but not limited to, the Family and Medical Leave Act of 1993, as amended, 29 U.S.C. §§ 2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq. (the “ADEA”), the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq., the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§2101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq., the New York State and New York City Human Rights Laws, the New York Labor Laws, and any other equivalent or similar federal, state, or local statute; provided, however, that the Executive does not release or discharge the Released Parties from (i) any rights to any payments, benefits or reimbursements due to the Executive under the Agreement or the Offer Letter (as defined in the Agreement); or (ii) any rights to any vested benefits due to the Executive under any employee benefit plans sponsored or maintained by the Company.  It is understood that nothing in this general release is to be construed as an admission on behalf of the Released Parties of any wrongdoing with respect to the Executive, any such wrongdoing being expressly denied.

The Executive represents and warrants that he fully understands the terms of this General Release, that he has been and hereby is encouraged to seek, and has sought, the benefit of advice of legal counsel, and that he knowingly and voluntarily, of his own free will, without any duress, being fully informed, and after due deliberation, accepts its terms and signs below as his own free act. Except as otherwise provided herein, the Executive understands that as a result of executing this General Release, he will not have the right to assert that the Company or any other of the Released Parties unlawfully terminated his employment or violated any of his rights in connection with his employment or otherwise.

The Executive further represents and warrants that he has not filed, and will not initiate, or cause to be initiated on his behalf any complaint, charge, claim, or proceeding against any of the Released Parties before any federal, state, or local agency, court, or other body relating to any claims barred or released in this General Release thereof, and will not voluntarily participate in such a proceeding.  However, nothing in this General Release shall preclude or prevent the Executive from filing a claim which challenges the validity of this General Release solely with respect to the Executive’s waiver of any Losses arising under the ADEA, nor shall this General Release preclude or prevent Executive from filing a charge of discrimination with the U.S. Equal Employment Opportunity Commission or similar state or local agency. The Executive shall not accept any relief obtained on his behalf by any government agency, private party, class, or otherwise with respect to any claims covered by this General Release.

The Executive may take twenty-one (21) days, or, if required under the ADEA, forty-five (45) days, to consider whether to execute this General Release.  Upon the Executive’s execution of this General Release, the Executive will have seven (7) days after such execution in which he may revoke such execution. In the event of revocation, the Executive must present written notice of such revocation to the office of the Company.  If seven (7) days pass without receipt of such notice of revocation, this General Release shall become binding and effective on the eighth (8th) day after the execution hereof (the “Effective Date”).

INTENDING TO BE LEGALLY BOUND, I hereby set my hand below:

Seth L. Kaplan

Dated:

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